     As filed with the Securities And Exchange Commission on June 19, 1997

                                                  Registration No. _____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         BARRETT RESOURCES CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                                       84-0832476
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)


1515 Arapahoe Street, Tower 3, Suite 1000   Denver, Colorado             80202
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


                         BARRETT RESOURCES CORPORATION
     1990 STOCK OPTION PLAN, 1994 STOCK OPTION PLAN, 1997 STOCK OPTION PLAN
                                      AND
                      NON-DISCRETIONARY STOCK OPTION PLAN

--------------------------------------------------------------------------------
                           (Full titles of the plans)

      Eugene A. Lang, Jr., Esq., Senior Vice President and General Counsel
                         Barrett Resources Corporation
                   1515 Arapahoe Street, Tower 3, Suite 1000
                            Denver, Colorado 80202
--------------------------------------------------------------------------------

                                (303) 572-3900
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                    Copy to:

                            Alan L. Talesnick, Esq.
                            Francis B. Barron, Esq.
                          Bearman Talesnick & Clowdus
                            Professional Corporation
                      1200 Seventeenth Street, Suite 2600
                             Denver, Colorado 80202
                                 (303) 572-6500

                        CALCULATION OF REGISTRATION FEE

==================================================================================================

Title Of Securities        Amount To Be          Proposed          Proposed          Amount Of
 To Be Registered          Registered            Maximum           Maximum       Registration Fee
                                             Offering Price       Aggregate
                                                Per Unit       Offering Price
--------------------------------------------------------------------------------------------------
Common Stock,          3,575,000 shares (1)       $42.625 (2)   $90,576,150 (3)         $15,790 (3)
$.01 par value
==================================================================================================

(1) Consists of 775,000 shares issued or issuable pursuant to the Company's 1990 Stock Option Plan, 1,000,000 shares issued or issuable pursuant to the Company's 1994 Stock Option Plan 1,500,000 shares issuable pursuant to the Company's 1997 Stock Option Plan, and 300,000 shares issued or issuable pursuant to the Company's Non-Discretionary Plan.

(2) The amount shown is the highest exercise price per share for outstanding options. For information concerning offering prices used to calculate the Amount Of Registration Fee, see footnote (3) below.

(3) The following table sets forth the calculation of the Proposed Maximum Aggregate Offering Price and the Amount Of Registration Fee. The Proposed Maximum Aggregate Offering Price was calculated using the exercise price of the options previously granted for the shares underlying such options, and, pursuant to Rule 457(h), using the average of the high and low reported sales prices of the Company's common stock on the New York Stock Exchange on June 16, 1997 which is within five business days of the date of filing (June 19, 1997) of this Registration Statement, for shares for which the exercise price is unknown because options representing those shares have not yet been granted. In accordance with General Instruction E to Form S-8, the Registration Fee is calculated only with respect to the additional securities (1,500,000 shares issuable upon the exercise of stock options under the 1997 Stock Option Plan and the 100,000 additional shares issuable upon the exercise of stock options under the Non-Discretionary Plan) included in this Registration Statement on Form S-8.


----------------------------------------------------------------------------
                         AMOUNT                 PROPOSED
                           OF        EXERCISE    MAXIMUM
PLAN AND DATE           OPTIONS     PRICE OF    AGGREGATE       AMOUNT OF
OF GRANT                GRANTED      OPTIONS    OFFERING    REGISTRATION FEE
----------------------------------------------------------------------------
1990 PLAN
12/18/91                 10,000    $    3.875  $   38,750          *
07/06/92                316,000          4.25   1,343,000          *
07/31/92                 30,000         5.125     153,750          *
06/17/93                 20,000        12.125     242,500          *
06/21/93                 20,000        11.875     237,500          *
12/18/93                 25,000        11.375     284,375          *
02/01/94                 20,000         11.25     225,000          *
04/01/94                330,000        13.375   4,413,750          *
06/15/95                  4,000         24.00      96,000          *
----------------------------------------------------------------------------

-----------------------------------------------------------------
1994 PLAN
-----------------------------------------------------------------
04/01/94            6,600  $   13.375        $    88,275        *
09/10/94         147,9000      17.625          2,606,738        *
11/14/94           16,000       20.50            328,000        *
11/21/94            5,000      20.875            104,375        *
12/19/94           10,000      20.250            202,500        *
01/01/95           30,000       20.50            615,000        *
06/15/95           36,000       24.00            864,000        *
09/08/95           10,000      23.875            238,750        *
03/05/95          343,600      23.125          7,945,750        *
06/24/96           28,000      28.125            787,500        *
07/01/96           40,000       29.50          1,180,000        *
07/16/96           50,000       29.25          1,462,500        *
07/22/96           20,000       30.50            610,000        *
07/26/96           27,500      30.625            842,188        *
07/29/96           20,000      30.125            602,500        *
09/05/96           35,000       32.75          1,146,250        *
09/09/96            5,000      32.875            164,375        *
12/04/96           18,000       42.00            756,000        *
11/24/96           98,000       37.50          3,675,000        *
01/01/97           52,500      42.625          2,237,812        *
Unissued Options      900      32.375             29,137        *
-----------------------------------------------------------------
-----------------------------------------------------------------
NON-
DISCRETIONARY
PLAN:
-----------------------------------------------------------------
05/01/91           10,000  $     5.00        $    50,000        *
01/01/94           40,000      10.375            415,000        *
09/10/94           10,000      17.625            176,250        *
07/18/95           30,000       22.75            682,500        *
07/16/96           10,000       29.25            292,500        *
11/21/96           10,000       37.50            375,000        *
02/19/97           10,000      36.325            363,250        *
03/21/97           10,000       32.75            327,500        *
Unissued Options   70,000      32.375          2,266,250        *
Unissued Options  100,000      32.375          3,237,500  $   981
-----------------------------------------------------------------
-----------------------------------------------------------------
1997 PLAN:
03/21/97           613,250 $   32.875        $20,160,594    6,109
Unissued Options   886,750     32.375         28,708,531    8,700
-----------------------------------------------------------------
-----------------------------------------------------------------
TOTALS           3,575,000                   $90,576,150  $15,790

*The registration fee for these securities was previously paid.
                           _________________________

         INCORPORATION OF EARLIER REGISTRATION STATEMENTS BY REFERENCE

          This Registration Statement on Form S-8 of Barrett Resources Corporation (the "Company") incorporates by reference the contents of the Company's Registration Statement on Form S-8 (File No. 33-90450) as filed with the Securities And Exchange Commission (the "Commission") on March 17, 1995 and the Company's Registration Statement on Form S-8 (File No. 333-18311) as filed with the Commission on December 19, 1996.

                             THE STOCK OPTION PLANS

          This Registration Statement relates to 775,000 shares of common stock, $.01 par value (the "Common Stock"), of Barrett Resources Corporation (the "Company") issuable upon the exercise of stock options that have been granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1990 Stock Option Plan (the "1990 Plan"), which was approved by the Company's stockholders at the June 21, 1990 Annual Meeting Of Stockholders, and which was amended by the Company's stockholders at the March 17, 1994 Annual Meeting Of Stockholders to increase the number of shares issuable upon the exercise of stock options under the 1990 Plan from 600,000 to 775,000.

          This Registration Statement also relates to 1,000,000 shares of Common Stock issuable upon the exercise of stock options that have been granted or may be granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1994 Stock Option Plan (the "1994 Plan"). The 1994 Plan was approved by the Company's Board Of Directors effective as of April 1, 1994, and amended by the Board Of Directors on December 15, 1994 to increase the number of shares issuable upon the exercise of stock options under the 1994 Plan from 200,000 to 400,000. The 1994 Plan was approved by the Company's stockholders at the March 16, 1995 Annual Meeting Of Stockholders. The 1994 Plan was amended by the Company's stockholders at the June 5, 1996 Annual Meeting Of Stockholders to increase the number of shares issuable upon the exercise of stock options under the 1994 Plan from 400,000 to 1,000,000.

          This Registration Statement also relates to 1,500,000 shares of Common Stock issuable upon the exercise of stock options that have been granted or may be granted to key employees of the Company and its subsidiaries and others pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was approved by the Company's stockholders at the June 17, 1997 Annual Meeting Of Stockholders.

          This Registration Statement also relates to 300,000 shares of the Company's Common Stock issuable upon the exercise of stock options that have been granted or may be granted to non-employee directors of the Company pursuant to the Company's Non-Discretionary Stock Option Plan (the "Non-Discretionary Plan"), which was approved by the Company's stockholders at the April 4, 1991 Annual Meeting Of Stockholders. The Non-Discretionary Plan was amended by the Company's stockholders at the June 5, 1996 Annual Meeting Of Stockholders to increase the number of shares issuable upon the exercise of stock options under the Non-Discretionary Plan from 100,000 to 200,000. The Non-Discretionary Plan was amended by the Company's stockholders at the June 17, 1997 Annual Meeting Of Stockholders to increase from the number of shares issuable upon the exercise of stock options under the Non-Discretionary Plan from 200,000 to 300,000.

          This Registration Statement also relates to the resale of 286,880 shares of Common Stock that have been or may be acquired by certain persons upon the exercise of options granted pursuant to the 1990 Plan, 510,100 shares of Common Stock that have been or may be acquired by certain persons upon the exercise of options granted pursuant to the 1994 Plan 238,850 shares of Common Stock that have been or may be acquired by certain persons upon the exercise of options granted pursuant to the 1997 Plan, and 120,000 shares of Common Stock that may be acquired by non-employee directors upon the exercise of options granted pursuant to the Non-Discretionary Plan. The portion of this Registration Statement which relates to the resale of the aggregate of 1,155,830 shares of Common Stock is found at pages 6 through 19 of this Registration Statement.

PROSPECTUS

                                1,155,830 Shares

                         BARRETT RESOURCES CORPORATION

                                  Common Stock

                        -------------------------------


          The 1,155,830 shares of common stock (the "Common Stock") of Barrett Resources Corporation (the "Company" or "Barrett") offered hereby consist of shares which have been or may be acquired by certain persons upon exercise of options granted to them by the Company as stated under "Prospective Selling Stockholders". None of the proceeds from any resale of these shares will be received by the Company. The Company will receive proceeds only from the exercise of the outstanding options described below under "Prospective Selling Stockholders" and "Plan Of Distribution".

          The Common Stock of the Company is traded on the New York Stock Exchange ("NYSE") under the symbol "BRR". On June 16, 1997, the last reported sale price for the Company's Common Stock on the NYSE was $32.375 per share.

                        -------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

          AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

                        -------------------------------

          THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                        -------------------------------



                  The date of this Prospectus is June 19, 1997

                             AVAILABLE INFORMATION

          This Prospectus constitutes a part of a Registration Statement on Form S-8 (herein together with all amendments thereto referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, and statements included in this Prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. All these documents may be inspected at the Commission's principal office in Washington, D.C. without charge, and copies of them may be obtained from the Commission upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents that previously were, or are required in the future to be, filed with the Commission (File No. 1-13446) pursuant to the Exchange Act are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (iii) the Company's Current Reports on Form 8-K dated each of January 8, 1997, February 10, 1997 and February 13, 1997;

          (iv) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A as filed with the Commission on October 27, 1994;

          (v) the Company's Proxy Statement dated April 24, 1997 concerning the Company's Annual Meeting of Stockholders held June 17, 1997; and

          (vi) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

          Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Eugene A. Lang, Jr., Senior Vice President, Barrett Resources Corporation, 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202,
(303) 572-3900.

                     ___________________
                      TABLE OF CONTENTS
                     ___________________



AVAILABLE INFORMATION............................   7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..   7

THE COMPANY......................................  10

RISK FACTORS.....................................  11

PROSPECTIVE SELLING STOCKHOLDERS.................  14

PLAN OF DISTRIBUTION.............................  18

LEGAL MATTERS....................................  18

EXPERTS..........................................  18

INDEMNIFICATION..................................  18

                                  THE COMPANY

          Barrett is an independent natural gas and crude oil exploration and production company with core areas of activity in the Rocky Mountain Region of Colorado, Wyoming and Utah; the Mid-Continent Region of Kansas, Oklahoma, New Mexico and Texas; and the Gulf of Mexico Region of offshore Texas and Louisiana. At December 31, 1996, the Company's estimated proved reserves were 814.3 Bcfe (83% natural gas and 17% crude oil) with an implied reserve life of 11.3 years based on 1996 total production of 72 Bcfe.

          The Company concentrates its activities in core areas in which it has accumulated detailed geologic knowledge and developed significant management expertise. The Company continues to build on its interests in the Piceance Basin in northwestern Colorado, the Uinta Basin of northeastern Utah, the Anadarko and Arkoma Basins in Oklahoma, and the Wind River Basin in Wyoming and the Gulf of Mexico. The Company also has significant interests in the Hugoton Embayment in Kansas and Oklahoma, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. At December 31, 1996, these principal areas of focus represented approximately 94% of the Company's estimated proved reserves.

          As of December 31, 1996, the Company owned interests in 2,106 producing wells and operated 1,310 of these wells. These operated wells contributed approximately 82% of Barrett's natural gas and oil production for the year ended December 31, 1996. The Company also owns interests in and operates a natural gas gathering system, a 27-mile pipeline and a natural gas processing plant in the Piceance Basin.

          Barrett markets all of its own natural gas and oil production from wells that it operates. In addition, the Company engages in natural gas trading activities, which involve purchasing natural gas from third parties and selling natural gas to other parties at prices and volumes that management anticipates will result in profits to the Company.

          This Re-Offer Prospectus relates to the resale of shares which have been or may be acquired by certain persons upon exercise of options that were granted under the Plans.

                                  RISK FACTORS

          Prospective investors should carefully consider, together with the other information herein, the following factors that affect the Company.

VOLATILITY OF PRICES AND AVAILABILITY OF MARKETS

          The Company's revenues, profitability and future rate of growth are dependent in part upon prevailing prices for natural gas and oil, which can be extremely volatile. There can be no assurance that current price levels can be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas and oil. Any substantial or extended decline in the price of natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company. The marketability of the Company's production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Federal and state regulation of natural gas and oil production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its natural gas and oil. If market factors were to change dramatically, the financial impact on the Company could be substantial. For the year ended December 31, 1995, the Company's production and reserve base were approximately 82% and 87% natural gas, respectively, on an energy equivalent basis. For the year ended December 31, 1996, the Company's production and reserve base were approximately 84% and 83% natural gas, respectively, on an energy equivalent basis. As a result, the Company's earnings and cash flow are more sensitive to fluctuations in the price of natural gas than to fluctuations in the price of oil.

          The Company engages in hedging activities with respect to some of its natural gas and oil production through a variety of financial arrangements designed to protect against price declines, including swaps. To the extent that Barrett engages in such activities, it may be prevented from realizing the benefits of price increases above the levels of the hedges. Risks related to hedging activities include the risk that counterparties to hedge transactions will default on obligations to the Company. The Company maintains a Risk Management Committee to oversee its production hedging and trading activities.

          The Company reports its operations using the full cost method of accounting for natural gas and oil properties. Under full cost accounting rules, the net capitalized costs of natural gas and oil properties may not exceed a "ceiling" limit of the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. This rule requires calculating future revenues at unescalated prices in effect as of the end of each fiscal quarter and requires a write-down if the net capitalized costs of the natural gas and oil properties exceed the ceiling limit, even if price declines are temporary. The risk that the Company will be required to write-down the carrying value of its natural gas and oil properties increases when natural gas and oil prices are depressed or unusually volatile. A ceiling limitation write-down is a one-time charge to earnings, which does not impact cash flow from operating activities.

OTHER INDUSTRY AND BUSINESS RISKS

          The Company competes in the areas of natural gas and oil exploration, production, development and transportation with other companies, many of which may have substantially greater financial and other resources. The nature of the natural gas and oil business also involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, encountering formations with abnormal pressures and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, and damage or loss from adverse weather and seas, the occurrence of any of which could result in losses to the Company. The operation of the Company's natural gas processing plant and its natural gas gathering systems involves certain risks, including explosions and environmental hazards caused by pipeline leaks and ruptures. The effect of these hazards are increased with respect to the Company's Gulf of Mexico activities due to the difficulty of containing leaks and ruptures in offshore locations as well as hazards inherent in marine operations, such as capsizing, grounding, collision and damage from weather or sea conditions or unsound location. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of these risks in amounts that management believes to be reasonable. The occurrence of a significant event that is not fully insured could have a material adverse effect on the Company's financial position. International operations are subject to certain risks, including expropriation of assets, governmental changes in applicable law, policies and contract terms, foreign government approvals, political instability, guerilla activity, payment delays, and currency exchange and repatriation losses.

          The Company's revenues depend on its level of success in acquiring or finding additional reserves. Certain areas in which the Company is engaged in, or planning, significant exploration and development activities are experiencing increased activity by other companies. This may result in shortages of, or delays in the availability of, drilling rigs and other equipment and increased costs as more users pursue available rigs. Except to the extent that the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. There can be no assurance that the Company's planned exploration and development projects will result in additional reserves or that the Company will have future success in drilling productive wells.

          Natural gas trading activities involve a high degree of risk because of the inherent uncertainties associated with the natural gas trading process. These uncertainties include the lack of predictability in natural gas prices, risk of non-performance by counterparties, market imperfections caused by regional price differentials, possible lack of liquidity in the trading markets and possible failure of physical delivery. Although the possibility of lower natural gas prices tends to add risk to the Company's exploration and development activities, it is the possibility of unexpected price volatility that represents a primary risk for the Company's natural gas trading activities. In addition, natural gas trading is highly competitive and the Company competes with several other companies, many of which have more experience, personnel and other resources available to them. However, the Company does not believe that any one competitor is dominant in the industry.

ENGINEERS' ESTIMATES OF RESERVES AND FUTURE NET REVENUES

          This Prospectus contains estimates of reserves and of future net revenues which have been prepared by the Company and, have been reviewed by independent petroleum engineers. However, petroleum engineering is not an exact science and involves estimates based on many variable and uncertain factors. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable natural gas and oil reserves to be encountered may vary substantially from the engineers' estimates. Estimates of reserves also are extremely sensitive to the market prices for natural gas and oil.

GOVERNMENT REGULATION AND ENVIRONMENTAL RISKS

          The production and sale of natural gas and oil are subject to a variety of federal, state and local government regulations that may be changed from time to time in response to economic or political conditions. The regulations concern, among other matters, the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. The Company currently has a dispute with the Internal Revenue Service. Although the Company believes it will prevail in its position, there can be no assurance of a favorable outcome. Many jurisdictions have at various times imposed limitations on the production of natural gas and oil by restricting the rate of flow for natural gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on natural gas and oil prices. Although the Company believes it is in substantial compliance with applicable environmental and other government laws and regulations and to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company, there can be no assurance that significant costs for compliance will not be incurred in the future. Compliance with environmental laws, including the preparation of environmental assessments and impact statements, can delay drilling activity, thereby potentially reducing revenue and cash flow.

                    PROSPECTIVE SELLING STOCKHOLDERS

          There are an aggregate of 775,000 shares of Common Stock reserved for issuance under the 1990 Plan (the "1990 Shares"), an aggregate of 1,000,000 shares of Common Stock reserved for issuance under the 1994 Plan (the "1994 Shares"), an aggregate of 1,500,000 shares of Common Stock reserved for issuance under the 1997 Plan (the "1997 Shares") and an aggregate of 300,000 shares of Common Stock reserved for issuance under the Non-Discretionary Plan (the "Non-Discretionary Shares"). The 1990 Shares, 1994 Shares, the 1997 Shares, and the Non-Discretionary Shares are covered by the Registration Statement on Form S-8, of which this Re-Offer Prospectus is a part, filed by the Company with the Securities And Exchange Commission. Although there are certain differences in the types of options that may be granted pursuant to the 1990 Plan, the 1994 Plan, 1997 Plan and the Non-Discretionary Plan and in the tax consequences to optionees upon exercise of the options, all shares of Common Stock covered by this Prospectus are identical.

          The 1,155,830 shares of Common Stock, the resales of which are covered by this Prospectus, consist of shares that have been or may be acquired by certain option holders upon the exercise of options granted to them by the Company. The options have been granted pursuant to the Company's 1990 Plan, the 1994 Plan, 1997 Plan or the Company's Non-Discretionary Plan.

          The following table sets forth the name and position of each prospective selling stockholder, the number of shares of the Company's Common Stock owned as of the date of this Prospectus (including shares which may be acquired pursuant to the exercise of outstanding options), and the number of shares and the percentage owned assuming the sale of all the shares covered hereby.


                                                            Prior To
                                                            Offering                                After Offering
                                                            --------                                --------------
                                                                                    Number Of
                                                            Number Of                Shares         Number
                                                             Shares                Covered By         Of
      Name                          Position                 Owned               Prospectus/(1)/    Shares    Percent
      ----                          --------               ---------            ---------------    -------   -------
William J. Barrett         Chairman Of The Board;           540,271/(2)/            225,000         315,271    /(5)/
                           Chief Executive Officer;
                           and Director

Joseph P. Barrett          Vice President - Land             52,411/(15)/            48,900           3,511    /(5)/

C. Robert Buford           Director                         661,866/(9)(19)/         20,000         641,866      2.0

Derrill Cody               Director                          18,060/(11)/            10,000           8,060    /(5)/

Peter A. Dea               Vice President - Exploration      59,143/(12)/            57,500           1,643    /(5)/

James M. Fitzgibbons       Director                          12,000/(10)/            10,000           2,000    /(5)/

Clifford S. Foss, Jr.      Vice President And                57,524/(13)/            57,500              24    /(5)/
                           General Manager - Gulf
                           Of Mexico Region

Hennie L.J.M. Gieskes      Director                         909,214/(19)/            20,000         889,214      2.8

William W. Grant, III      Director                          30,150/(14)/            10,000          20,150    /(5)/

Bryan G. Hassler           Vice President - Marketing        35,619/(20)/            35,500             119    /(5)/

Robert W. Howard           Senior Vice President-Finance;    56,316/(3)/             53,630           2,686    /(5)/
                           and Treasurer

J. Frank Keller            Chief Financial Officer;         142,692/(4)/            100,900          41,792    /(5)/
                           Executive Vice President;
                           Secretary; and Director

Eugene A. Lang, Jr.        Senior Vice President;            89,886/(16)/            42,400          47,486    /(5)/
                           and General Counsel

Paul M. Rady               President; Chief                 202,202/(6)/            202,000             202    /(5)/
                           Operating Officer; and
                           Director

A. Ralph Reed              Executive Vice                   160,402/(7)/            140,000          20,402    /(5)/
                           President-Operations;
                           and Director

James T. Rodgers           Director                          20,000/(19)/            20,000             -0-      -0-

Philippe S.E. Schreiber    Director                                          30,007/(19)/            20,000     10,007    /(5)/

Donald H. Stevens          Vice President-Corporate                           32,867/(8)/            32,500        367    /(5)/
                           Relations And Capital
                           Markets

Maurice F. Storm           Vice President And                                40,748/(17)/            40,000        748
                           General Manager - Mid-Continent Region
Harry S. Welch             Director                                          24,300/(18)/            10,000     14,300    /(5)/
--------------------

   /(1)/ Consists of all shares that have been or may be acquired by certain affiliates of the Company upon exercise of options issued under the 1990 Plan, 1994 Plan, 1997 Plan, or the Non-Discretionary Plan, including options that are not currently exercisable.

   /(2)/ Includes 36,700 shares underlying outstanding options granted under the 1990 Plan, 118,300 shares underlying outstanding options granted under the 1994 Plan, 50,000 shares underlying outstanding options granted under the 1997 Plan and 36,292 shares owned by Louise K. Barrett, Mr. Barrett's wife. The number of shares indicated for Mr. Barrett also includes 230,000 shares owned by the Barrett Family L.L.L.P., a Colorado limited partnership for which Mr. Barrett and his wife are general partners and owners of an aggregate of 50.1% of the partnership interests. Pursuant to Rule 16a-1(a)(4) under the Securities Exchange Act of 1934 (the "1934 Act"), Mr. Barrett disclaims ownership of all but 115,317 shares held by the Barrett Family L.L.L.P., which constitutes Mr. and Mrs. Barrett's proportionate share of the shares held by the Barrett Family L.L.L.P.

   /(3)/ Includes 24,000 shares underlying outstanding options granted under the 1990 Plan, 5,600 shares underlying outstanding options granted under the 1994 Plan and 14,800 shares underlying outstanding options granted under the 1997 Plan.

   /(4)/ Includes 34,400 shares underlying outstanding options granted under the 1990 Plan, 39,800 shares underlying outstanding options granted under the 1994 Plan and 26,700 shares underlying outstanding options granted under the 1997 Plan.

   /(5)/ Less than one percent.

   /(6)/ Consists of 36,000 shares underlying outstanding options granted under the 1990 Plan, 86,000 shares underlying outstanding options granted under the 1994 Plan and 50,000 shares underlying outstanding options granted under the 1997 Plan.

   /(7)/ Includes 28,248 shares underlying outstanding options granted under the 1990 Plan, 96,800 shares underlying outstanding options granted under the 1994 Plan, and 10,150 shares owned by Mary C. Reed, Mr. Reed's wife.

   /(8)/ Includes 7,500 shares underlying outstanding options granted under the 1990 Plan, 11,250 shares underlying outstanding options granted under the 1994 Plan, 13,750 shares underlying outstanding options granted under the 1997 Plan and 245 shares held by a custodian for the benefit of Mr. Steven's minor daughter. Mr. Stevens disclaims beneficial ownership of the shares held by the custodian pursuant to Rule

16a-1(a)(4) of the Securities Exchange Act Of 1934, as amended.

/(9)/ Mr. Buford is considered the beneficial owner of the 598,210 shares of which Zenith Drilling Corporation ("Zenith") is the record owner. These shares are held beneficially by both Zenith and Mr. Buford. Mr. Buford owns approximately 89 percent of the outstanding common stock of Zenith. The number of shares indicated for Mr. Buford also includes 10,000 shares that are owned by Aguilla Corporation, which is owned by Mr. Buford's wife and adult children.
Mr. Buford disclaims beneficial ownership of the shares held by Aguilla Corporation pursuant to Rule 16a-1(a)(4) of the Securities Exchange Act Of 1934, as amended.

/(10)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan.

/(11)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 7,800 shares underlying outstanding options granted under stock option plans (the "Plains Stock Option Plans") of Plains Petroleum Company ("Plains") that were converted into options to purchase Common Stock of the Company following the merger of a subsidiary of the Company into Plains in July 1995.

/(12)/ Includes 20,000 shares underlying outstanding options granted under the 1990 Plan, 30,000 shares underlying outstanding options granted under the 1994 Plan and 7,500 shares underlying outstanding options granted under the 1997 Plan.

/(13)/ Includes 30,000 shares underlying outstanding options granted under the 1994 Plan and 27,500 shares underlying outstanding options granted under the 1997 Plan.

/(14)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 7,800 shares underlying outstanding options granted under the Plains Stock Option Plans.

/(15)/ Includes 20,000 shares underlying outstanding options granted under the 1990 Plan, 5,600 shares underlying outstanding options granted under the 1994 Plan, 15,800 shares underlying outstanding options granted under the 1997 Plan and 1,125 shares owned by Melissa Barrett, Mr. Barrett's wife.

/(16)/ Includes 9,600 shares underlying outstanding options granted under the 1994 Plan, 32,800 shares underlying outstanding options granted under the 1997 Plan and 40,859 shares underlying outstanding options granted under the Plains Stock Option Plans.

/(17)/ Includes 40,000 shares underlying outstanding options granted under the 1994 Plan.

/(18)/ Includes 10,000 shares underlying outstanding options granted under the Non-Discretionary Plan and 11,700 shares underlying outstanding options granted under the Plains Stock Option Plans.

/(19)/ Includes 20,000 shares underlying outstanding options granted under the Non-Discretionary Plan.

/(20)/ Includes 35,500 shares underlying outstanding options granted under the 1994 Plan.

                              PLAN OF DISTRIBUTION

          The 1,155,830 shares covered by this Prospectus will be offered, if at all, by certain stockholders of the Company, and not by the Company. If any of these shares are sold by a prospective selling stockholder, they will be sold on behalf of that person and it is anticipated that the shares may be offered pursuant to direct sales to private persons and in open market transactions.
The prospective selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the prospective selling stockholders. The Company has no agreements with brokers to sell any or all of the shares which may be offered hereby.

          Of the 1,155,830 shares which may be offered pursuant to this Prospectus, 1,074,148 underlie options that currently are outstanding. If the options to acquire all 1,074,148 shares are exercised, the Company will receive proceeds of $24,909,665, which proceeds will be added to the working capital of the Company.

                                 LEGAL MATTERS

          Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Company in connection with the Registration Statement of which this Prospectus is a part and has rendered an opinion concerning the validity of the Common Stock underlying the options covered hereby. Attorneys employed by this law firm beneficially own approximately 14,700 shares of the Company's Common Stock.


                                    EXPERTS

          The Consolidated Financial Statements of Barrett Resources Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Arthur Andersen LLP, independent public accountants as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.


                                INDEMNIFICATION

          Pursuant to Delaware law, the Company's Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Company's Certificate Of Incorporation and Bylaws grant this indemnification to the Company's officers and directors.

          In addition to the general indemnification section, the Company has adopted a provision under Delaware law that eliminates and limits certain personal liability of a director for monetary damages for breaches of the director's fiduciary duty of care under certain circumstances.

          Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                   * * * * *

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference.
------------------------------------------------

         The documents listed in (a) through (e) below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of the filing of such documents.

                (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

                (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

                (c) The Registrant's Current Reports on Form 8-K dated each of January 8, 1997, February 10, 1997 and February 13, 1997.

                (d) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Securities And Exchange Commission on October 27, 1994.

                (e) The Registrant's Proxy Statement dated April 24, 1997 concerning the Company's Annual Meeting of Stockholders held on June 17, 1997.


Item 4.  Description Of Securities.
----------------------------------

         Not Applicable.

Item 5.  Interest Of Named Experts And Counsel.
----------------------------------------------

         Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Registrant in connection with this Registration Statement. Attorneys employed by this law firm beneficially own approximately 14,700 shares of the Registrant's Common Stock.

Item 6.  Indemnification Of Officers And Directors.
--------------------------------------------------

         The Delaware General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the General Corporation Law of Delaware. This section was enacted in June 1986 and allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

          "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective...."

          With regard to employee benefit plans, the Delaware General Corporation Law provides that a director's conduct for a purpose he reasonably believed to be in the interest of the participants and beneficiaries of the Plan is conduct satisfying the subject indemnity provision. A director's conduct for a purpose that he did not reasonably believe to be in the interest of the participants in or beneficiaries of the Plan shall be deemed as not satisfying the indemnity provision.

          The Board of Directors is empowered to make other indemnification as authorized by the Certificate Of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the Delaware General Corporation Law. Under the Company's Bylaws, the Company is required to indemnify its directors to the full extent permitted by the Delaware General Corporation Law, common law and any other statutory provision.

          The Company also maintains directors and officers insurance that provides protection for directors and officers of the Company against personal liability for wrongful acts, including protection for certain matters for which the Company may not provide indemnification, such as stockholder derivative actions.

Item 7.   Exemption From Registration Claimed.
---------------------------------------------

          Not Applicable.

Item 8.   Exhibits.
-------------------

          4(a) Specimen Common Stock Certificate is incorporated by reference from Registrant's Registration Statement on Form S-8 dated March 17, 1995 (Registration No. 33-90450).

          5     Opinion Regarding Legality.

          10(a) Barrett Resources Corporation 1990 Stock Option Plan, as amended, is incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended September 30, 1994.

          10(b) Barrett Resources Corporation 1994 Stock Option Plan, as amended, is incorporated by reference from Registrant's Registration Statement on Form S-8 dated December 19, 1996 (Registration No. 333-18311).

          10(c) Barrett Resources Corporation Non-Discretionary Stock Option
                Plan, as amended, is incorporated by reference from Exhibit 99.2 of the Registrant's Proxy Statement dated April 24, 1997.

          10(d) Barrett Resources Corporation 1997 Stock Option Plan is incorporated by reference from Exhibit 99.1 of the Registrant's Proxy Statement dated April 24, 1997.

          23(a) Consent of Arthur Andersen LLP.

          23(b) Consent of Bearman Talesnick & Clowdus Professional
                Corporation (included in Exhibit 5).

Item 9.  Undertakings.
---------------------

(a)       The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 17th day of June, 1997.

                              BARRETT RESOURCES CORPORATION


                              By:   /s/ William J. Barrett
                                    -------------------------------------------
                                    William J. Barrett, Chief Executive Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to this to the Registration Statement appearing below, hereby constitute and appoint Paul M. Rady or John F. Keller and each or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                      Title                                    Date
---------                      -----                                    ----


/s/ William J. Barrett         Chief Executive Officer, Chairman Of     June 17, 1997
-----------------------------  The Board, and Director (Principal
William J. Barrett             Executive Officer)

/s/ Paul M. Rady               President, Chief Operating Officer,      June 17, 1997
-----------------------------  and Director
Paul M. Rady


/s/ A. Ralph Reed              Executive Vice President, and Director   June 17, 1997
-----------------------------
A. Ralph Reed

/s/ John F. Keller             Executive Vice President, Chief Finan-   June 17, 1997
-----------------------------  cial Officer, Secretary, and Director
John F. Keller                 (Principal Financial Officer)

/s/ C. Robert Buford           Director                                 June 17, 1997
-----------------------------
C. Robert Buford

-----------------------------  Director                                 June __, 1997
Derrill Cody

Signature                      Title                                    Date
---------                      -----                                    ----
/s/ James M. Fitzgibbons       Director                                 June 17, 1997
-----------------------------
James M. Fitzgibbons

/s/ Hennie L.J.M. Gieskes      Director                                 June 17, 1997
-----------------------------
Hennie L.J.M. Gieskes

/s/ William W. Grant, III      Director                                 June 17, 1997
-----------------------------
William W. Grant, III

/s/ James T. Rodgers           Director                                 June 17, 1997
-----------------------------
James T. Rodgers

/s/ Philippe S.E. Schreiber    Director                                 June 17, 1997
-----------------------------
Philippe S.E. Schreiber

/s/ Harry S. Welch             Director                                 June 17, 1997
-----------------------------
Harry S. Welch

                                 Exhibit Index



4(a) Specimen Common Stock Certificate is incorporated by reference from Registrant's Registration Statement on Form S-8 dated March 17, 1995 (Registration No. 33-90450).

5     Opinion Regarding Legality.

10(a) Barrett Resources Corporation 1990 Stock Option Plan, as amended, is incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended September 30, 1994.

10(b) Barrett Resources Corporation 1994 Stock Option Plan, as amended, is incorporated by reference from Registrant's Registration Statement on Form S-8 dated December 19, 1996 (Registration No. 333-18311).

10(c) Barrett Resources Corporation Non-Discretionary Stock Option Plan, as amended, is incorporated by reference from Exhibit 99.2 of the Registrant's Proxy Statement dated April 24, 1997.

10(d) Barrett Resources Corporation 1997 Stock Option Plan is incorporated by reference from Exhibit 99.1 of the Registrant's Proxy Statement dated April 24, 1997.

23(a) Consent of Arthur Andersen LLP.

23(b) Consent of Bearman Talesnick & Clowdus Professional Corporation
      (included in Exhibit 5).